                                                                  EXHIBIT 4(h)

                   AMENDMENT NO.5 TO NOTE PURCHASE AGREEMENT


          This Amendment No.5 to Note Purchase Agreement (this "Amendment") is entered into as of March 23, 1998 by PIONEER-STANDARD ELECTRONICS, INC. (the "Company") and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (the "Noteholder").


PRELIMINARY STATEMENT.

          WHEREAS, the Company and the Noteholder have entered into a Note Purchase Agreement, dated as of October 31, 1990 (the "Original Purchase Agreement"), pursuant to which, at a closing held on November 2, 1990, the Noteholder purchased $20,000,000 in aggregate principal amount of the Company's 9.79% Senior Notes due November 1, 2000 (the "Notes"), which Original Purchase Agreement has been amended by that certain Amendment No. 1 to Note Purchase Agreement, dated as of November 1, 1991, that certain Amendment No. 2 to Note Purchase Agreement, dated as of November 30, 1995, that certain Amendment No. 3 to Note Purchase Agreement, dated as of August 12, 1996, and that certain Amendment No. 4 to Note Purchase Agreement, dated as of March 23, 1998 (as so amended, the "Purchase Agreement"). The Noteholder was the sole purchaser and remains the sole record and beneficial owner of the Notes. Capitalized terms used herein and not otherwise defined herein are used with the meanings assigned thereto in the Purchase Agreement.

          WHEREAS, on the terms and subject to the conditions set forth in this Amendment, and as an inducement to the Noteholder to consent to the Company's offering of the Convertible Debentures (as defined herein) and certain other actions, the Company and the Noteholder desire to amend the Purchase Agreement as set forth below.

          NOW, THEREFORE, the Company and the Noteholder agree as follows:


SECTION 1. GENERAL REPRESENTATIONS AND WARRANTIES OF
           THE COMPANY.

          The Company hereby represents and warrants to the Noteholder as follows:

           SECTION 1.1. REPRESENTATIONS AND WARRANTIES IN PURCHASE AGREEMENT. The representations and warranties with respect to the Company contained in the Purchase Agreement are true and correct in all material respects and the Noteholder shall be entitled to rely on such representations and warranties as if they were made to the Noteholder in this Amendment as of the date hereof.

          SECTION 1.2. REPRESENTATIONS AND WARRANTIES IN CREDIT AGREEMENT. The representations and warranties with respect to the Company contained in the Credit Agreement and in any document, certificate or instrument delivered pursuant to the Credit Agreement are true and correct in all material respects and the Noteholder shall be entitled to rely on such representations and warranties as if they were made to the Noteholder in this Amendment as of the date hereof.

          SECTION 1.3. REPRESENTATIONS AND WARRANTIES IN SUBORDINATION AGREEMENT. The representations and warranties with respect to the Company contained in the Subordination Agreement and in any document, certificate or instrument delivered pursuant to the Subordination Agreement are true and correct in all material respects and the Noteholder shall be entitled to rely on such representations and warranties as if they were made to the Noteholder in this Amendment as of the date hereof.


SECTION 2. AMENDMENTS TO THE PURCHASE AGREEMENT.

          The Purchase Agreement is hereby amended in the following respects:

          SECTION 2.1. ADDITION OF SECTION 9.25 TO THE PURCHASE AGREEMENT. The following new Section 9.25 shall be added to the Purchase Agreement:

                    Section 9.25 AMENDMENT OF CONVERTIBLE DEBENTURES. The Company will not amend or otherwise modify the terms or provisions of the Convertible Debentures or the Junior Subordinated Indenture or First Supplemental Indenture executed by the Company in connection with the issuance of the Convertible Debentures; provided, however, the Company is permitted to enter into supplemental indentures permitted pursuant to Section 9.1(h) or (i) of the Junior Subordinated Indenture.

          Section 2.2. AMENDMENT TO SECTION 12.1 OF THE PURCHASE AGREEMENT.
Section 12.1 of the Purchase Agreement is hereby amended by deleting the definition of "Indebtedness" in its entirety and substituting the following new definition in lieu thereof:

                    The term "INDEBTEDNESS", with respect to any Person, shall mean and include the aggregate amount of, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) all Capitalized Lease Obligations of such Person; (d) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset; (e) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade and other payables which, by their terms, are due and payable within ninety (90) calendar days of the creation thereof and are not overdue or are being properly and expeditiously contested in good faith by appropriate proceedings, so long as appropriate reserves have been established and the use by such Person of any Assets involved has not been materially interfered with; (f) any liability (whether contingent or not) in respect of unfunded vested accrued benefits under any Pension Plan which is subject to Title IV of ERISA; (g) all liabilities of such Person in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and (h) any Guaranty of Indebtedness described in any of clauses (a) through (g) above, including reimbursement obligations in respect of letters of credit; provided, however, that Indebtedness shall not include any Guaranty
          (i) by the Company of Indebtedness of a Restricted Subsidiary or (ii) by a Restricted Subsidiary of Indebtedness of another Restricted Subsidiary; and provided, further, that, for purposes of any determination of whether Short-Term Indebtedness shall be permitted under Section 9.17 hereof, or whether Consolidated Funded Indebtedness shall be permitted under Section 9.20 hereof, (i) no Guaranty shall be treated as Indebtedness to the extent that the obligation guaranteed thereby is Indebtedness, and (ii) the obligations of the Company to make payments of principal and interest on the Convertible Debentures shall not be treated as Indebtedness; and, provided, further, that Indebtedness shall not include any Guaranty by the Company or a Restricted Subsidiary of the Indebtedness of another Person if (i) treating such Guaranty as Indebtedness would result in a violation of
          Section 9.20 hereof at the time the Company or such Restricted Subsidiary becomes liable therefor, (ii) the Company elects (and evidences such election by prompt written notice thereof to each holder of a Note) to treat such Guaranty as a Restricted Investment and (iii) treated as a Restricted Investment, the incurrence of such Guaranty can be effected in compliance with Section 9.19 hereof.

          SECTION 2.3. AMENDMENT OF SECTION 12.1 TO THE PURCHASE AGREEMENT.
Section 12.1 of the Purchase Agreement is hereby amended by deleting the definition of "Total Capitalization"" in its entirety and substituting the following new definition in lieu thereof:

                    The term "TOTAL CAPITALIZATION" shall mean the sum of (i) Consolidated Funded Indebtedness, plus (ii) Consolidated Shareholders' Equity, plus (iii) the aggregate principal amount of the Convertible Debentures then outstanding, but only to the extent that Consolidated Shareholders' Equity does not include the Trust Preferred Securities.

          SECTION 2.4. FURTHER AMENDMENT TO SECTION 12.1 OF THE PURCHASE AGREEMENT. The following definitions are hereby added to Section 12.1 of the Purchase Agreement, to be inserted therein in the appropriate alphabetical order:

                    The term "Amendment No.5" shall mean Amendment No. 5 to Note Purchase Agreement dated as of March 23, 1998 between the Company and the Noteholder.

                    The term "CONVERTIBLE DEBENTURES" shall mean the Series A 6 3/4% Junior Convertible Subordinated Debentures of the Company, due March 31, 2028, issued in an aggregate original principal amount of up to $150,000,000, under that certain Junior Subordinated Indenture, dated as of March 23, 1998, of the Company to Wilmington Trust Company, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of March 23, 1998, of the Company to Wilmington Trust Company, as trustee.

                    The term "TRUST PREFERRED SECURITIES" shall mean the up to 2,875,000 6 3/4% Convertible Trust Preferred Securities of the Pioneer-Standard Financial Trust, a Delaware statutory business trust, offered pursuant to the Offering Memorandum dated March 18, 1998.


SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT.

          This Amendment shall not be effective unless and until each party hereto shall have executed and delivered an original counterpart hereof and the following conditions shall have been satisfied or waived:

          SECTION 3.1. OPINIONS OF COUNSEL FOR THE COMPANY. The Noteholder and its special counsel shall have received from Calfee, Halter & Griswold, Cleveland, Ohio, special counsel for the Company, an opinion, dated the date hereof, in form and substance satisfactory to the Noteholder and its special counsel, relating to the due authorization, execution and delivery by the Company of this Amendment and the enforceability against the Company of this Amendment, in accordance with its terms.

          SECTION 3.2. AMENDMENT FEE. In consideration for its agreement to enter into this Amendment, the Noteholder shall have received a payment in immediately available funds in the amount of Twenty-one Thousand Four Hundred Dollars ($21,400).


SECTION 4. MISCELLANEOUS.

          SECTION 4.1. CROSS-REFERENCES. References in this Amendment to any Section (or "Section") are, unless otherwise specified, to such Section
(or "Section") of this Amendment.

          SECTION 4.2. INSTRUMENT PURSUANT TO PURCHASE AGREEMENT. This Amendment is executed pursuant to 13.4 of the Purchase Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with all of the terms and provisions of the Purchase Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Purchase Agreement and the Notes shall remain unamended and unwaived. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of the Purchase Agreement or the Notes or of any term or provision of any other document or of any transaction or further action on the part of the Company which would require the consent of any Noteholder under the Purchase Agreement.

          SECTION 4.3. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          SECTION 4.4. COUNTERPARTS. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same instrument.


          SECTION 4.5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the law of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers duly authorized thereunto as of the date and year first above written.

                                   PIONEER-STANDARD ELECTRONICS, INC.


                                    By: /s/ John V. Goodger
                                       -------------------------------------
                                       Title: Vice President, Treasurer and
                                              Assistant Secretary


                                    TEACHERS INSURANCE AND ANNUITY
                                      ASSOCIATION OF AMERICA


                                    By: /s/ Authorized Officer
                                       -------------------------------------